Exhibit 10.1

EXECUTION VERSION

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (hereafter, “Agreement”) is entered into by and between CyrusOne Management Services LLC, a Delaware limited liability company (hereafter, “Employer”), CyrusOne Inc., a Maryland Corporation (“CyrusOne”) and Bruce W. Duncan (hereafter, “Employee”) on July 28, 2021 (hereafter, the “Effective Date”) based on the following facts:

WHEREAS, Employee has been employed by Employer and its affiliates with the position of President & Chief Executive Officer of CyrusOne, pursuant to that certain Employment Agreement by and between Employer and Employee, effective as of July 6, 2020 (the “Employment Agreement”), and currently serves as a member of the Board of Directors of CyrusOne (the “Board”); and

WHEREAS, Employee and Employer have mutually agreed that the Employee will separate from employment with Employer and its affiliates (collectively, the “CyrusOne Group”) and his positions of President & Chief Executive Officer of CyrusOne will terminate; and

WHEREAS, effective as of immediately following the filing of CyrusOne’s Form 10-Q for the fiscal quarter ended June 30, 2021 (the “10-Q”) with the Securities and Exchange Commission (the “Termination Date”); and

WHEREAS, in connection with such mutual separation, Employee has also decided to resign from his position as a member of the Board; and

WHEREAS, the parties wish to memorialize the terms of their mutual agreement regarding Employee’s separation of employment and to fully and finally resolve any differences between them, including any and all claims and controversies arising out of the employment relationship between Employer and Employee, that may have arisen, or which may arise, prior to or at the Termination Date.

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1.          Mutually Agreed Separation.

A.
As a result of the mutually agreed separation of Employee’s employment, Employee’s employment with the CyrusOne Group, including his position as President and Chief Executive Officer, will terminate, effective as of the Termination Date, and Employee hereby resigns his position as a member of the Board and the Board of Directors or comparable governing body of any other member of the CyrusOne Group effective as of the Termination Date. The parties acknowledge and agree that Employee’s termination will be treated as a termination by CyrusOne for a reason other than “cause” for purposes of all agreements between Employee and CyrusOne and its affiliates. As of the Termination Date, Employee’s status as an employee and executive officer or officer of CyrusOne and any member of the CyrusOne Group, a member of the Board and a member of the Board of Directors or comparable governing body of any other member of the

CyrusOne Group shall cease in their entirety. Employee and Employer each waive any requirement to provide written or advance notice regarding the termination of Employee’s employment. Whether or not Employee executes or revokes the Release of Claims (as defined below), the Company will pay and provide Employee the Accrued Obligations (as defined in Section 9(h)(i) of the Employment Agreement). From and after the Termination Date, Employee is not to hold himself out as an executive, officer, employee, member of the Board, agent, or authorized representative of Employer or any member of the CyrusOne Group, negotiate or enter into any agreements on behalf of Employer or any member of the CyrusOne Group, or otherwise attempt to bind Employer or any member of the CyrusOne Group. Employee acknowledges and agrees that his separation from the CyrusOne Group, including his resignation from the Board, is not because of a disagreement with CyrusOne, including in his capacity as a member of the Board, on any matter relating to the operations, policies or practices of the CyrusOne Group.

B.
Compensation / Benefits Coverage. Effective on the Termination Date, Employee’s participation in and eligibility for any employee or fringe benefit, compensation, bonus, or equity plans, programs, or policies of the CyrusOne Group will cease, subject to this Agreement, applicable law and the terms of such plans, programs and policies. Employee specifically acknowledges and agrees that he is not entitled to any salary, severance, wages, commissions, options or other equity (or accelerated vesting thereof), benefits, insurance, or other compensation from the CyrusOne Group, except as specifically set forth herein (including the Accrued Obligations).

C.
Cooperation. Until the Termination Date, Employee agrees to cooperate with Employer in good faith, including by signing any necessary certifications or other documents, to cause the 10-Q to be filed with the Securities and Exchange Commission as soon as practicable and, to the extent practicable, in accordance with the previously anticipated timeline.

2.          Separation Pay and Benefits.

A.
Subject to Employee’s not voluntarily terminating his employment before the Termination Date and, other than the Consideration Payment, contingent upon the Release of Claims (as defined below) becoming effective and irrevocable in accordance with Section 2.B, Employer will pay or provide to Employee the following:

i.
On the date that is sixty (60) days after the Termination Date, Employer shall pay Employee severance of four million and two-hundred and fifty thousand dollars ($4,250,000), which is the sum of two times (a) Employee’s annual base salary as of the Termination Date and (b) Employee’s annual bonus target in effect as of the Termination Date, in a single lump sum cash payment.

ii.	All of Employee’s outstanding equity awards previously issued by the CyrusOne Group to Employee, as described in Exhibit A hereto, shall vest as follows:

1.	The unvested portion of Employee’s Sign-On Restricted Stock Award that was granted on July 6, 2020 and consisted of 66,287 shares (the “Sign-On Award”) will vest in full upon the Termination Date.

2.
A portion of Employee’s time-based equity awards, other than the Sign-On Award, will vest as follows: the number of shares or units subject to the award at grant will be (i) multiplied by the sum of (x) the number of days elapsed since the applicable grant date, inclusive of the Termination Date, and (y) 365, (ii) divided by the number of days in the vesting period, inclusive of the grant date and the final vesting date, and (iii) reduced by the number of shares or units that have previously vested. The foregoing vesting is also set forth in Exhibit A hereto.

3.
The portion of Employee’s outstanding performance-based equity awards set forth in Exhibit A hereto shall remain outstanding and eligible to vest based on the achievement of the applicable performance criteria. Any such award or applicable portion thereof that becomes vested pursuant to this provision shall be settled within sixty (60) days following the determination of the level of achievement of the applicable performance criteria (and in all events by March 15th of the calendar year immediately following the calendar year in which the performance period ended).

iii.
An additional amount, to be finalized after the Effective Date, in satisfaction of Employer’s obligation to subsidize the costs of Employee’s continued group health and life insurance coverage during the Severance Period, such amount to be aggregated with the separation pay described in Section 2.A.i above and paid by Employer in a single lump sum sixty (60) days following the Termination Date. Based on the most recent estimate, used for purposes of the CyrusOne Group’s annual proxy statement, such amount was $53,115.

iv.
An additional amount equal to the annual bonus that Employee otherwise would have earned for calendar year 2021, based on actual achievement of the applicable performance goals for 2021 and prorated for the number of days Employee was employed by Employer in 2021, which amount shall be paid by Employer when annual bonuses are paid to the senior executives of the CyrusOne Group (but no later than March 15, 2022). For the avoidance of doubt, assuming the Termination Date is July 29, 2021, Employee’s prorated target bonus amount for purposes of the foregoing would be $733,562 with the actual amount paid to be based on actual performance.

v.
An additional amount of twenty-four thousand and four hundred and fifty-two dollars ($24,452), which is the amount of interest that would have been earned on the separation pay described in Section 2.A.i for the period from the Termination Date to the date which is sixty (60) days after the Termination Date had such amount earned interest for such period at an annual rate of 3.5%; provided that such amount shall be reduced by the Consideration Payment (as defined below). Such amount shall be aggregated with the separation pay described in Section 2.A.i above and paid by Employer in a single lump sum sixty (60) days following the Termination Date.

vi.
An additional amount equal to one thousand dollars ($1,000.00) (the “Consideration Payment”), which amount shall be paid by Employer in a lump sum on the first regularly scheduled payroll date on or following the Termination Date.

vii.	Employer will pay the amount of legal fees incurred in connection with negotiating this Agreement, not to exceed $10,000.

B.
The amounts in this Section 2, other than the Consideration Payment, will be collectively referred to as the “Separation Pay and Benefits.” In order to receive the Separation Pay and Benefits, Employee must execute the release attached as Exhibit B (the “Release of Claims”) on or following the Termination Date, and such release must become effective and irrevocable within sixty (60) days following the Termination Date. Employee acknowledges that, in the absence of his execution of the Release of Claims, the Separation Pay and Benefits would not otherwise be due to him.

C.
The Separation Pay and Benefits provided in the form of cash and the Consideration Payment will be processed and paid in accordance with Section 2.A via the normal payroll practices of Employer, and all payments pursuant to Section 2, whether in cash or equity, are subject to deductions for payroll taxes, income tax withholding and other deductions required by law or authorized by Employee.

D.
For the avoidance of doubt, the tabular summary attached hereto as Exhibit A describes the outstanding equity awards to which the vesting provisions described in Section 2.A.ii are applicable. If any equity award that is accelerated as provided in Section 2.A.ii is deemed vested as of the Termination Date, but Employee revokes his agreement to those provisions of this Exhibit B releasing and waiving Employee’s rights and claims under the ADEA, such equity acceleration will be immediately rescinded and revoked and the underlying shares or units forfeited.

3.
Restrictive Covenants. This Agreement and the release attached as Exhibit B do not supersede any prior agreement or promise between Employee and any of the Released Parties (as defined in Exhibit B) regarding confidentiality, non-competition, non-disclosure, or non-solicitation, and any and all such agreements and promises shall remain in full force and effect including the covenants set forth in the Employment Agreement, the Non-Disclosure and Non-Competition Agreement, the Employer’s Long Term Incentive Plan (the “Plan”) and the awards issued to him thereunder. Employee is not restricted in any way from communicating with Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Employer.

4.
Indemnification. Employee shall be responsible for any federal, state, and local tax liability, if any, that may attach to amounts payable or other consideration given under this Agreement. Employee warrants that Employee is not relying on the judgment or advice of any of the Released Parties or legal counsel concerning the tax consequences, if any, of this Agreement.

5.
Nondisparagement. Employee will not disparage the CyrusOne Group or any Covered Individual (as defined below) in any way which could adversely affect the goodwill, reputation, and business relationships of the CyrusOne Group with the public generally, or with any of its customers, suppliers, or employees, and Employer and the current members of the Board and the current senior executive officers of CyrusOne (the “Covered Individuals”) will not make (a) public statements in their respective official capacities that disparage Employee in any way which could adversely affect the reputation and business relationships of Employee with the public generally, or with any of his future employers or (b) public or nonpublic statements in their respective official capacities regarding Employee’s departure materially inconsistent with, or with material additional details not contained in, the Current Report on Form 8-K announcing Employee’s departure with the Company. This Section 5 and any other non-disparagement covenant entered into by Employee and any member of the CyrusOne Group will not be violated by (i) truthful statements made in response to disparaging statements made by the other party about, as applicable, Employee, the CyrusOne Group or the applicable Covered Individual; (ii) truthful statements required to be made by law or legal process; (iii) truthful statements made in any dispute involving Employee and any member of the CyrusOne Group or the applicable Covered Individual, where such statements are relevant to such dispute; or (iv) non-public statements made in the ordinary course of performing services to the CyrusOne Group that Employee or the applicable Covered Individual, as applicable, reasonably believes to be in the best interests of the CyrusOne Group; provided, that no Covered Individual will make any non-public statement pursuant to clause (iv) without determining that such disclosure is in the best interests of CyrusOne Group, after taking into account all relevant facts, including the advice of legal counsel and after consultation with the CEO, (or, if the Covered Individual is the Chief Executive Officer or a member of the Board, after a determination made by the Board) that such disclosure is otherwise compliant with this Section 5, and shall take reasonable steps to maintain the confidential nature of such statements.

6.
Passwords. Upon request, Employee agrees to provide all User IDs and Passwords used by Employee, and of any other party of which he is aware, to access CyrusOne Group ESI on CyrusOne Group computers, electronic devices, and software.

7.
Dispute Resolution. Except as otherwise provided in Section 3, Employer and Employee agree that all disputes, controversies or claims between them arising out of or relating to this Agreement will be governed by, and subject to, Section 8 of the Employment Agreement. The Board is not currently aware of any potential claims or causes of action, or any basis for such a claim, the Board or the CyrusOne Group may have against Employee.

8.
No Admissions. By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement and the release attached as Exhibit B are not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

9.
No Waiver. Any failure or forbearance by Employer or Employee to exercise any right or remedy with respect to enforcement of this Agreement shall not be construed as a waiver of Employer’s or Employee’s rights or remedies, nor shall such failure or forbearance operate to modify this Agreement or such instruments in the absence of a writing. No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by both parties to this Agreement. The waiver by Employer or Employee of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, nor shall any waiver operate or be construed as a rescission of this Agreement.

10.
Successors. The provisions of this Agreement shall inure to the benefit of Employer, its successors and assigns, and shall be binding upon Employee and his heirs, administrators and assigns. Notwithstanding the foregoing, this Agreement is personal to Employee and without the prior written consent of Employer shall not be assignable by Employee, and any assignment in violation of this Agreement shall be void.

11.
Acknowledgement. The parties represent that they have read this Agreement, that they understand all of its terms, and that in executing this Agreement they do not rely and have not relied upon any representations or statements made by the other with regard to the subject matter, basis, or effect of the Agreement.

12.
Severability; Modification. Employee and Employer further agree that if any provision of this Agreement is held to be unenforceable, such provision shall be considered to be separate, distinct, and severable from the other remaining provisions of this Agreement, and shall not affect the validity or enforceability of such other remaining provisions. If this Agreement is held to be unenforceable as written, but may be made enforceable by limitation, then such provision shall be enforceable to the maximum extent permitted by applicable law.

13.	Sections 280G and 409A. Sections 9(e)(ii) and 9(h)(viii) of the Employment Agreement are hereby incorporated by reference, mutatis mutandis.

14.
Entire Agreement. Employee and Employer finally agree that, except for the provisions of any other agreement referred to herein as surviving this Agreement (including those described in Section 3), this Agreement: (i) contains and constitutes the entire understanding and agreement between them with respect to its subject matter; (ii) supersedes and cancels any previous negotiations, agreements, commitments, and writings with respect to that subject matter; (iii) may not be released, discharged, abandoned, supplemented, changed or modified in any manner except by a writing of concurrent or subsequent date signed by both parties; and (iv) shall be construed and enforced in accordance with the laws of the State of Texas, without regard to its conflicts of laws provisions. THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED THEREIN. THE PARTIES HAVE OBTAINED AND CONSIDERED SUCH LEGAL COUNSEL AS EACH DEEMS NECESSARY TO ENTER INTO THIS AGREEMENT. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

EMPLOYEE

Dated:

CYRUSONE MANAGEMENT SERVICES LLC

By:
Its:
Dated:

CYRUSONE INC.

By:
Its:
Dated:

EXHIBIT A – SUMMARY OF EQUITY AWARDS

Time-Based Awards

Grant Type	Shares / Units Outstanding	Vested Shares / Units	Additional Shares / Units Vesting Per Section 2.A.ii
Sign-On Restricted Stock (2020)	44,192	22,095	44,192(1)
Restricted Stock (2020)	12,926	6,463	8,687(2)
LTIP Units (2021)	21,037	0	10,116(3)

(1)	Award vests in full.

(2)
Assuming the Termination Date is July 29, 2021, 389 days will have elapsed from the grant date on July 6, 2020 through the Termination Date (including the Termination Date), and there are 965 days in the vesting period. Therefore, the number of shares vesting would be 19,389 x ((389+365)/965), minus the 6,463 shares that have already vested. The number of shares vesting will vary if the Termination Date is different than July 29, 2021.

(3)
Assuming the Termination Date is July 29, 2021, as of the Termination Date, 162 days will have elapsed from the grant date on February 18, 2021 through the Termination Date (including the Termination Date), and there are 1,096 days in the vesting period. Therefore, the number of units vesting is 21,037 x ((162+365)/1,096), without reduction since no units have previously vested. The number of shares vesting will vary if the Termination Date is different than July 29, 2021.

A-1

Performance-Based Awards

Grant Type	Awards Outstanding(1)	Awards Already Paid	Maximum Additional Shares Eligible to Vest Per Section 2.A.ii
Performance Units (2020)	45,241	0	58,0832)
Performance Units (2021)	49,087	0	28,242(3)

(1)	Represents remaining shares that may be received under outstanding awards based on the target level of achievement.

(2)
Following the determination of the Compensation Committee of the Board (the “Committee”) of actual performance achieved with respect to the full performance period (January 1, 2020 through December 31, 2022), up to 58,083 shares may vest based on performance achieved, based on a prorated target amount of 19,361 (determined based on the number of days elapsed from the grant date through the Termination Date, including the Termination Date, assuming the Termination Date is July 29, 2021, compared to the number of days in the period beginning on the grant date and ending on December 31, 2022), and assuming maximum achievement (300% of target). The number of target shares that remain eligible for vesting will vary if the Termination Date is different than July 29, 2021.

(3)
Following the determination of the Committee of actual performance achieved with respect to the full performance period (January 1, 2021 through December 31, 2023), up to 28,242 shares may vest based on performance achieved, based on a prorated target amount of 9,414 (determined based on the number of days elapsed since January 1, 2021, including the Termination Date, assuming the Termination Date is July 29, 2021, compared to the number of days in the period beginning on January 1, 2021 and ending on December 31, 2023), and assuming maximum achievement (300% of target). The number of target shares that remain eligible for vesting will vary if the Termination Date is different than July 29, 2021.

A-2

Exhibit B – Release Agreement

This Release Agreement (this “Release”) is made by and among Bruce W. Duncan (“Employee”) and CyrusOne Management Services LLC (“Employer”) as of the date set forth below in connection with the Transition and Separation Agreement dated July 28, 2021 (the “Separation Agreement”) between Employee and Employer and in association with Employee’s separation of employment from the CyrusOne Group (as defined in the Separation Agreement). Capitalized terms used but not defined herein shall have the terms assigned to them in the Separation Agreement. In consideration of the Separation Pay and Benefits, which shall only be paid or provided to Employee if he executes this Release on or following the Termination Date, and this Release becomes effective and irrevocable within sixty (60) days following the Termination Date, Employee hereby agrees to the following:

1.          General Release.

A.
Employee unconditionally, irrevocably and absolutely releases and discharges Employer, and any and all parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Employer, past and present, as well as Employer’s past and present employees, officers, directors, partners, members, insurers, employee benefit plans and fiduciaries, attorneys, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them prior to or at the Termination Date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Employer, Employee’s termination of employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Employer that may be released under applicable law (the “Released Claims”). This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of federal, state or local law (including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Family and Medical Leave Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act (with respect to unvested benefits), and Chapter 21 of the Texas Labor Code, all as amended), and all claims for attorneys’ fees, costs and expenses. Notwithstanding the broad terms of this release, Employee is not releasing (i) any claim or right to (A) indemnification from Employer and/or its affiliates or (B) director and officer (D&O) insurance coverage, (ii) any claim or rights arising under the Separation Agreement, (iii) any claim or rights to earned compensation or vested employees benefits, including the Accrued Obligations; and/or (iv) any claim or right arising after the date Employee signs this Release.

B.
Notwithstanding the broad scope of the release set forth in this Section 1, this Release is not intended to bar, and the defined term “Released Claims” does not include, any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits or unemployment insurance benefits or Employee’s right to provide information to, participate in a proceeding before, or pursue relief from the National Labor Relations Board, the Equal Employment Opportunity Commission, or the Securities and Exchange Commission (“SEC”), and other similar federal, state, or local government agencies (collectively, “Government Agencies”). Provided, however, that if Employee does pursue an administrative claim that may not be waived as a matter of law, or such a claim is pursued on Employee’s behalf, Employee expressly waives Employee’s individual right to recovery of any type, including monetary damages or reinstatement, for any such claim, except that this limitation on monetary recovery will not apply to claims for workers’ compensation, unemployment insurance benefits, or any right to seek or recover a monetary whistleblower award from Government Agencies as part of a government-administered whistleblower award program for providing information directly to Government Agencies (a “Whistleblower Award”). In addition, Employee shall not be prohibited, pursuant to this Release or the Separation Agreement, from providing any confidential information to the SEC, cooperating with or assisting in an SEC investigation or proceeding or receiving any monetary award as set forth in Section 21F of the Securities Exchange Act of 1934.

C.
Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the Released Claims and agrees, nonetheless, that this Release and the Separation Agreement shall be and remain effective in all respects notwithstanding such different or additional facts or law or the discovery of them.

D.
Subject to Section 1.B above, Employee declares and represents that Employee intends this Release to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release of the Released Claims and Employee intends the release herein to be final and complete. Employee executes this Release with the full knowledge that the release herein covers all Released Claims against the Released Parties, to the fullest extent permitted by law.

2.
Covenant Not to Sue. Subject to Section 1.B above or as otherwise provided in this Release, Employee agrees that Employee is precluded from and is waiving all rights to sue based on the Released Claims or to obtain equitable, remedial or punitive relief from any or all of the Released Parties of any kind whatsoever based on the Released Claims, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Employee represents that, as of the date of Employee’s signing this Release, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Employer or any of the other Released Parties in any court or with any Government Agency and, to the best of Employee’s knowledge, no person or entity has filed any such lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Employer or any of the other Released Parties on Employee’s behalf. Employee further represents that Employee has not assigned, or purported to assign, Employee’s right to file any such lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Employer or any of the other Released Parties to any other person or entity. Employee agrees not to assist, or otherwise participate in, any claims, cross-claims, third-party claims, demands, complaints, causes of action related in any way to the allegations that were or could have been made by Employee with respect to the claims and causes of action released as part of this Release, unless required to do so by law.

3.
Older Workers’ Benefit Protection Act. This Release is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee is advised to consult with an attorney before executing this Release.

A.	ADEA Release and Waiver. By entering into this Release, Employee is giving up important rights, including, but not limited to, any rights and claims that may exist under the ADEA.

B.
Acknowledgments. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Release; (b) Employee has been advised in writing, by this Release, to consult with an attorney before executing this Release; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; and (d) by signing this Release, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.

C.
Time to Consider. Employee has at least 21 days beginning on the Termination Date to consider whether or not to enter into this Release and return a signed copy to Employer (although Employee may elect not to use the full consideration period at Employee’s option) solely to satisfy the requirements of the Older Workers Benefit Protection Act. Any change(s) made to this Release by the parties during the consideration period will not restart the running of the consideration period. Employer’s offer of the Separation Pay and Benefits will expire at the end of the consideration period set forth in the Separation Agreement if this Release has not been executed at such time.

D.
Revocation Right. For a period of seven (7) calendar days following Employee’s execution of this Release, Employee may revoke Employee’s agreement to those provisions of this Release releasing and waiving Employee’s rights and claims under the ADEA. If Employee chooses to revoke the Release, Employee must deliver a written notice of revocation to Robert M. Jackson, Executive Vice President, General Counsel and Secretary at 2850 N. Harwood St. Suite 2200, Dallas, TX 75201, rjackson@cyrusone.com, with a copy to generalcounsel@cyrusone.com. Any such revocation must be actually received by Employer within the Revocation Period or it will be null and void. Because of

Employee’s right to revoke Employee’s agreement to those provisions of this Release releasing and waiving Employee’s rights and claims under the ADEA, those provisions shall not become effective or enforceable until the revocation period has expired without Employee exercising the right to revoke.

E.
Effect of Revocation. If Employee exercises Employee’s right to revoke Employee’s agreement to those provisions of this Release releasing and waiving Employee’s rights and claims under the ADEA or otherwise challenges this agreement under the OWBPA, the Separation Pay and Benefits shall be reduced to one thousand dollars ($1,000.00) in total and Employee shall not be entitled to the balance of the Separation Pay and Benefits as detailed in the Separation Agreement. Employee acknowledges and agrees that the reduced Separation Pay and Benefits will constitute full and adequate consideration for Employee’s release of any and all non-ADEA claims in this Release as detailed in Section 1 above.

F.
Effective Date. With the exception of the provisions of this Release releasing and waiving Employee’s rights and claims under the ADEA, all other terms and conditions of this Release shall be binding and enforceable immediately upon Employee’s execution of this Release , and shall remain effective regardless of whether Employee revokes Employee’s agreement to those provisions of this Release releasing and waiving Employee’s rights and claims under the ADEA.

G.
Preserved Rights of Employee. This Release does not waive or release any rights or claims that Employee may have under the ADEA that arise after the execution of this Release. In addition, this Release does not prohibit Employee from challenging the validity of this Release’s waiver and release of claims under the ADEA.

Accepted and Agreed to:

Dated:

B-4